UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Pure Storage, Inc.
(Name of Registrant as Specified in its Charter)
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2555 Augustine Dr.
Santa Clara, California 95054
June 2, 2025

SUPPLEMENT TO THE PROXY STATEMENT FOR
2025 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:
On or about May 2, 2025, Pure Storage, Inc. (Pure Storage) made available a proxy statement to its stockholders describing the matters to be voted on at Pure Storage’s 2025 Annual Meeting of Stockholders. We are writing to encourage you to vote FOR on Proposal 3 to approve, on a non-binding advisory basis, the compensation of Pure Storage’s named executive officers (the 2025 Say-on-Pay Proposal) and to vote FOR the reelection of Pure Storage’s directors.

Recently, Institutional Shareholder Services (ISS) recommended voting AGAINST the 2025 Say-on-Pay Proposal and, based on that, also AGAINST the election of Pure Storage’s directors. The primary objection appears to be that we are viewed as showing “limited responsiveness to last year's failed say-on-pay vote” due to the committee failing to provide additional commitments or reasonable assurances regarding compensation decisions in the future.

Our compensation committee believes its engagement and response to the 2024 say-on-pay vote results was robust and appropriate. We strive to honor and believe that we have demonstrated our commitment to pay for performance over the years, including as reflected again in the fiscal 2025 executive compensation program. Consistent with our disclosures and the history of the compensation program at Pure Storage, we acknowledge and affirm that in-flight award modifications and special equity awards akin to the 5-Year PSU program are exceptional and not regularly recurring compensation decisions. Specific commitments to restrict or control future compensation decisions, without the benefit of understanding the context and circumstances surrounding such future decisions, may not be appropriate.

We urge stockholders to vote “FOR” the 2025 Say-on-Pay Proposal and the FOR the reelection of the directors for the reasons set forth herein.

Compensation and Talent Committee

ANDREW BROWN (chair)

PURESTORAGE®

Supplemental Proxy Materials

June 2, 2025

Supplemental Disclosure to Assist Stockholders

Pure Storage's Board of Directors reaffirms its recommendations.

- This supplement provides additional information for Pure Storage stockholders to consider when determining how to vote with respect to:
  - Proposal 1 (Election of Directors)
  - Proposal 3 (Advisory Vote to Approve Compensation of our Named Executive Officers)
- ISS has issued recommendations to vote against Proposal 1 and Proposal 3 that are not merited, based on our fiscal 2025 compensation program or historical decisions.
- Pure Storage's Board of Directors disagrees with ISS' objection and reaffirms their FOR recommendations on all Proposals (including 1 and 3).

©2025 Pure Storage
Uncomplicate Data Storage, Forever 2

Stockholder Outreach Summary from 2025 Proxy Statement

Total Contacted

67%

Total Engaged

48%

Committee Chair Engaged

40%

THEMES		RESPONSE
Fiscal 2024 equity-related pay was viewed as excessive, due to the combined value associated with the 5-Year PSU awards and modification of the fiscal 2024 PSU awards.	→	Our compensation committee brought fiscal 2025 equity compensation back in line with past practice and peer group benchmarking. The decisions that drove higher equity compensation during fiscal 2024 were not regularly recurring factors.
The progress against the 5-Year PSU awards should be clarified and reported on to stockholders in the proxy statement.	→	We are committed to providing updates on the progress of the 5-Year PSU awards in this proxy statement and through the final performance measurement and vesting dates in 2028.
The modification of the fiscal 2024 PSU awards was seen as a potentially problematic pay decision, raising concerns about pay-for-performance alignment.	→	Our compensation committee acknowledges the need for scrutiny on modifications of performance awards and affirms its commitment to our pay-for-performance philosophy, as demonstrated by the fiscal 2025 program resulting in a 73% payout for the PSU awards.

©2025 Pure Storage
Uncomplicate Data Storage, Forever
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Response to ISS' Recommendation

ISS' CONCLUSION

Support for proposal 3 and, by extension, proposal 1 was not warranted as the compensation committee demonstrated "limited responsiveness to last year's failed say-on-pay vote" due to the committee failing to provide additional commitments or reasonable assurances that the committee would limit or not make one-time/special equity awards or award modifications in the future.

RESPONSE

We disagree with ISS and request support for Proposal 3 and, by extension, proposal 1, for the following reasons:

- We have a long track record of demonstrating our pay-for-performance philosophy. For fiscal 2025 specifically, our executive equity program is market competitive, and the committee held the fiscal 2025 PSU awards to a 73% payout, despite strong company performance and uncertainty around the newly adopted fiscal 2025 PSU metric. In the past six fiscal years, our PSU awards have been earned below target four times (73%, 80%, 82.5% and 96%), and above 100% only two times. Our annual equity award program is 100% performance based – meaning that an unexpected issue with award design can obliterate the incentive and retention value for the company's executive team. Members of the committee are chartered to exercise judgement when managing competing priorities in the executive compensation program, and the committee continues to merit that trust.

- Our commitment is to an executive compensation program designed to align the interests of our officers with those of our stockholders, including through our pay-for-performance philosophy. In the past, proxy advisors and stockholders have encouraged us to adopt awards with multi-year performance periods; we responded with the 5-Year PSU award program to incentivize executives to pursue a once-in-a-generational opportunity for the large-scale deployment of flash technology to replace legacy hard disk drive technology, the achievement of which would deliver 99% of the increased stock value to stockholders, not executives. The modification of the fiscal 2024 PSU awards was an extraordinary decision in the 10+ year history of the compensation program, and we took great strides to articulate the rationale, which seemed well received by the stockholders we spoke with.

- We have applied careful consideration and judgement in our past decisions and plan to continue to do so. Specifically, **we acknowledge and affirm that in-flight award modifications and special equity awards akin to the 5-Year PSU program are exceptional and not regularly recurring compensation decisions**, and it is our intention that should the committee consider special equity awards akin to the 5-Year PSU program in the future, such awards would not meaningfully overlap with the current program. We will continue to seek stockholder input on the executive compensation program.

- As noted, engagement by stockholders more than doubled over prior years, both in terms of shares represented and the number of stockholders willing to meet with us. During the engagement process, many stockholders seemed receptive to our rationale for both decisions. In fact, more than one significant stockholder expressed support for the adoption of the 5-Year PSU award program, and more than one significant stockholder expressed support for the decision to adjust the fiscal 2024 PSU awards. The committee understood that the majority of stockholders did not support the combination of these decisions in a single year, but the committee did not receive requests for specific commitments or assurances.

©2025 Pure Storage

Uncomplicate Data Storage, Forever

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